Renewal of Distribution Agreement

Agreement made this 1st day of August, 2007 by and between Nuveen Multistate Trust IV (formerly Nuveen Flagship Multistate Trust IV), a Massachusetts business trust (the “Fund”), and NUVEEN INVESTMENTS, LLC, a Delaware corporation (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2007 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 7, 2008 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 7, 2008 and ratify and confirm the Agreement in all respects.

NUVEEN MULTISTATE TRUST IV

By:	Kevin J. McCarthy
Vice President

ATTEST:

Virginia L. O’Neal
Assistant Secretary

NUVEEN INVESTMENTS, LLC

By:	/s/ Stuart Cohen
Managing Director

ATTEST:

/s/ Larry W. Martin
Assistant Secretary